Exhibit 10.1

TRANSITION AGREEMENT AND GENERAL RELEASE

Via Federal Express

                            December 5, 2007

Ambrose Schwallie

412 Spalding Lake Circle

Aiken, SC 29803

Dear Ambrose:

You notified us on October 31, 2007 of your intention to voluntarily resign your employment with Distributed Energy Systems Corp. (the “Company”) on October 31, 2007. In connection with your transition, you are eligible to receive the transition benefits described in the “Description of Transition Benefits” attached to this letter agreement as Attachment A, if you sign and return this letter agreement to Human Resources in the enclosed envelope by the close of business on December 27, 2007. By timely signing, returning, and not revoking this letter agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with an attorney before signing this letter agreement. You will have at least twenty-one (21) days to review this letter agreement and decide whether you wish to sign it in exchange for the transition benefits offered. You may, but do not have to, sign this letter agreement sooner if you wish. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by delivering a written notice of revocation to Human Resources within such seven (7) day period. If you do not so revoke, this letter agreement will become a binding agreement between the Company and you upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this letter agreement by December 27, 2007, you will not receive any transition benefits from the Company.

Regardless of signing this letter agreement, the following applies:

a)	Pay: You received payment on November 9, 2007 for all wages earned through the resignation date.

b)	Paid Time Off: You received payment on November 9, 2007 for any and all unused vacation time accrued through the resignation date.

c)	Disability Insurance: Your coverage under the Company’s short-term and long-term disability policies terminated on the resignation date.

d)	Stock Options: Your stock options stopped vesting on the resignation date. You will have ninety (90) days to exercise your vested options following the resignation date. You will receive a final option closing statement in the mail within two (2) weeks.

e)	Other Benefits: Eligibility to participate in any other benefits, including but not limited to: Travel Insurance, Education Assistance, Section 529 Plan, Long Term Care Insurance, and Auto/Home Insurance, ended on the resignation date. If you were participating in or have a Section 529 Plan, Long Term Care Insurance Plan, and/or Auto/Home Insurance plan as of the resignation date, you can continue your coverage in the plan to the extent provided by the provisions of each plan.

f)	Transition Support: The Company will provide you with transition support services from Longview Associates, 800-666-5EAP (5327) for a period of three (3) months following the resignation date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day period:

1.	Resignation Date - Your effective date of resignation from the Company was October 31, 2007 (the “resignation date”).

2.	Description of Transition Benefits - The transition benefits to be paid to you if you timely sign and return, and do not revoke, this letter agreement are described in the “Description of Transition Benefits” attached as Attachment A (the “transition benefits”).

3.

Release - In consideration of the payment of the transition benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) and employee benefit plans and plan fiduciaries (the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against the Released Parties including, but not limited to, all claims arising out of your employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. § 46a-51 et seq., the Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-75 et seq., the Connecticut Family and Medical Leave Law, Conn. Gen. Stat. § 31-51kk et seq. and Conn. Gen. Stat. § 31-51m (Connecticut whistleblower protection law), all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, and all common law claims including, but not limited to, actions in tort, defamation and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state fair employment practices agency (except that you acknowledge that you will not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

4.	Non-Disclosure & Non-Competition - You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company that you acquired during the course of your employment with the Company, your obligations of non-competition and non-solicitation, as referenced here and as may be described more fully in the Assignment of Invention, Nondisclosure and Non-Competition Agreement (the “Agreement”) you executed at the inception of your employment, and your other obligations regarding Company information contained in any and all other applicable agreements and Company policies, all of which remain in full force and effect (regardless of whether you sign and return this letter agreement).

5.	Return of Company Property - You confirm that you have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company vehicles, Company confidential and proprietary information, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.	Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation, including, but not limited to base pay, overtime pay, incentive pay, severance, bonuses, commissions, or equity-based awards, is owed to you, except as otherwise provided herein.

7.	Cooperation - You agree to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to the Company and you. You also agree to cooperate with the Company in the transitioning of your work, and will be available to the Company for this purpose or any other purpose reasonably requested by the Company.

8.	Non-Disparagement - You understand and agree that you will not make any false, misleading, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company or to any other person or entity regarding the Company or any of its directors, officers, employees, agents or representatives; provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entity or in any litigation or arbitration.

9.	Tax Provision - In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in Attachment A.

10.	Amendment - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

11.	Waiver of Rights - No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.	Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

13.	Confidentiality - You understand and agree that the negotiations that resulted in this letter agreement shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

14.	Nature of Agreement - You understand and agree that this letter agreement is a transition agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.	Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, and that the Company advised you in writing to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement, and that this letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

16.	Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to discuss fully and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17.	Applicable Law - This letter agreement shall be interpreted and construed by the laws of the State of Connecticut, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of Connecticut, or if appropriate, a federal court located in the State of Connecticut (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

18.	Entire Agreement - This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your transition benefits and the settlement of any and all claims against the Company and cancels any and all previous oral and written negotiations, agreements and commitments in connection therewith, except that nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 herein.

If you have any questions about the matters covered in this letter agreement, please call me at 802-461-2873.

Very truly yours,

By:	/s/ Erika Schramm
Erika Schramm
Human Resources

I hereby agree to the terms and conditions set forth above and in the attached Description of Transition Benefits. I have been given at least twenty-one (21) days to consider this letter agreement and Attachment A, and I have chosen to execute this on the date below. I intend that this letter agreement become a binding agreement between the Company and me if I do not revoke my acceptance within seven (7) days.

/s/ Ambrose Schwallie	Date 12/10/07
Ambrose Schwallie

To be returned in the enclosed envelope by December 27, 2007.

ATTACHMENT A

DESCRIPTION OF TRANSITION BENEFITS

The Company will pay to you a transition benefit of $100,000, less all applicable taxes and withholdings, which represents three (3) months of your base salary as of the resignation date. This severance pay will be paid in accordance with the Company’s normal payroll practices, but in no event shall payments begin earlier than the eighth (8th) day after you execute and return this letter agreement.